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Filed Pursuant to Rule 424(b)(3) and (c)
Registration Number 333-104488

         PROSPECTUS SUPPLEMENT NO. 12
(To Prospectus dated August 8, 2003 and Prospectus Supplements dated August 8, 2003, August 19, 2003, August 22, 2003, August 29, 2003, September 5, 2003, September 10, 2003, September 12, 2003, September 19, 2003, September 26, 2003, October 3, 2003 and October 10, 2003)

$4,500,000,000
Tyco International Group S.A.
2.750% Series A Convertible Senior Debentures due 2018
3.125% Series B Convertible Senior Debentures due 2023

        Fully and unconditionally guaranteed by and convertible into common shares of

        This prospectus supplement supplements information contained in the prospectus dated August 8, 2003 and prospectus supplements dated August 8, 2003, August 19, 2003, August 22, 2003, August 29, 2003, September 5, 2003, September 12, 2003, September 19, 2003, September 26, 2003, October 3, 2003 and October 10, 2003 covering the resale by the selling securityholders of our 2.750% Series A Convertible Senior Debentures due 2018, our 3.125% Series B Convertible Senior Debentures due 2023 and the Tyco common shares issuable upon conversion or repurchase of the debentures. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendment or supplement thereto. The terms of the debentures are set forth in the prospectus.

Investing in the debentures and our common shares involves risks. See "Risk Factors" beginning on page S-2 of the prospectus supplement dated August 8, 2003, and on page 6 of the prospectus dated August 8, 2003.

        Neither the Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is October 24, 2003

SELLING SECURITYHOLDERS

        The following table provides information regarding the principal amount of notes beneficially owned by certain of our selling securityholders, the percentage of outstanding notes held by these selling securityholders, the number of our common shares beneficially owned by these selling securityholders, the number of our common shares each selling securityholder would beneficially own upon conversion of its entire principal amount of notes and the percentage of our outstanding common shares held by these selling securityholders.

        The table below supplements or amends the table of securityholders contained on pages S-12 through S-20 of the prospectus supplement dated August 8, 2003. Where the name of a selling securityholder identified in the table below also appears in the table in a previous prospectus supplement, the information set forth in the table below regarding that selling securityholder supersedes the information in the previous prospectus supplement. This information was furnished to us by the selling securityholders listed below on or before October 23, 2003. Because selling securityholders may trade all or some of the notes listed at any time without notifying us, the table below may not reflect the exact value of notes held by each selling securityholder on the date of this supplement.

Name	Aggregate Principal Amount at Maturity of Series A Debentures that May be Sold	Percentage of Series A Debentures Outstanding	Aggregate Principal Amount of Maturity of Series B Debentures that May be Sold	Percentage of Series B Debentures Outstanding	Number of Common Shares Beneficially Owned (1)	Number of Common Shares Underlying the Debentures and Offered Hereby (2)	Percentage of Tyco Common Shares Outstanding (3)

Alta Partners Investment Grade Holdings Ltd.	20,000,000	*	—	*	—	877,840	*
Arbitex Master Fund, L.P.	29,500,000	*	22,000,000	1.47%	—	2,306,420	*
Aventis Pension Master Trust	620,000	*	—	*	—	27,213	*
Boilermaker—Blacksmith Pension Trust **	2,700,000	*	—	*	—	118,508	*
California Wellness Foundation, The	750,000	*	—	*	—	32,919	*
CEMEX Pension Plan	245,000	*	—	*	—	10,754	*
City of Albany Pension Plan	365,000	*	—	*	—	16,021	*
City of Knoxville Pension System	600,000	*	—	*	—	26,335	*
Cockrell Foundation, The	125,000	*	—	*	—	5,487	*
Delta Airlines Master Trust (c/o CALAMOS Asset Management)	3,600,000	*	—	*	—	158,011	*
Delta Pilots Disability and Survivorship Trust (c/o CALAMOS Asset Management)	800,000	*	—	*	—	35,114	*
Double Mako Investments, LLC	875,000	*	—	*	—	38,406	*
Dow Chemical Company Employees' Retirement Plan, The	5,200,000	*	—	*	—	228,238	*
Drury University (c/o CALAMOS Asset Management)	35,000	*	—	*	—	1,536	*
Fondren Foundation, The	350,000	*	—	*	—	15,362	*
HSH Nordbank International S.A.	4,000,000	*	—	*	—	175,568	*
Jackson County Employees' Retirement System	125,000	*	—	*	—	5,487	*
Kettering Medical Center Funded Depreciation Account	150,000	*	—	*	—	6,584	*

S-1

Knoxville Utilities Board Retirement System	255,000	*	—	*	—	11,192	*
Louisiana Workers' Compensation Corporation	680,000	*	—	*	—	29,847	*
Lyxor Master Fund ref: Silverado	—	*	785,000	*	—	36,096	*
Macomb County Employees' Retirement System	600,000	*	—	*	—	26,335	*
MSD Portfolio, LP Investments	1,750,000	*	—	*	—	76,811	*
MSD TCB, LP	7,500,000	*	—	*	—	329,190	*
Port Authority of Allegheny County Retirement and Disability Allowance Plan for the Employees Represented by Local 85 of the Amalgamated Transit Union	1,500,000	*	—	*	—	65,838	*
Prisma Foundation	135,000	*	—	*	—	5,925	*
Southern Farm Bureau Life Insurance Company	1,450,000	*	800,000	*	—	100,429	*
SPT	2,300,000	*	—	*	—	100,952	*
Tintoretto Investments LLC	875,000	*	—	*	—	38,406	*
UFJ International PLC	5,000,000	*	—	*	—	219,460	*
Union Carbide Retirement Account	2,100,000	*	—	*	—	92,173	*
United Food and Commercial Workers Local 1262 and Employers Pension Fund	1,220,000	*	—	*	—	53,548	*
Univar USA Inc. Retirement Plan	720,000	*	—	*	—	31,602	*
Waterstone Market Neutral Fund, LP	848,000	*	—	*	—	37,220	*
Waterstone Market Neutral Offshore Fund, Ltd.	3,652,000	*	—	*	—	160,294	*

S-2

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$4,500,000,000 Tyco International Group S.A. 2.750% Series A Convertible Senior Debentures due 2018 3.125% Series B Convertible Senior Debentures due 2023
SELLING SECURITYHOLDERS